Exhibit (d)(2)(xxxvii)
NOVATION OF PORTFOLIO MANAGEMENT AGREEMENT
ALLIANZ FUNDS
     This Novation of Portfolio Management Agreement is entered into this 25th day of August, 2010 by and among Allianz Global Investors Fund Management LLC, a Delaware limited liability company (the “Adviser”), Allianz Global Investors Capital LLC, a Delaware limited liability company (“AGIC”), Oppenheimer Capital LLC, a Delaware limited liability company (“OpCap”) and Allianz Funds, a Massachusetts business trust (the “Fund”) on behalf of its series set out in Schedule A (each a “Series”).
     WHEREAS, each Series has retained the Adviser to render investment management and administrative services to the Series pursuant to an Investment Management Agreement, dated May 5, 2000, by and between the Adviser and the Fund on behalf of the Series;
     WHEREAS, the Adviser has, in turn, retained OpCap to provide investment advisory services to each Series pursuant to a Portfolio Management Agreement, dated March 3, 2005, by and between the Adviser and OpCap (the “Agreement”);
     WHEREAS, the Adviser, OpCap and AGIC are all registered with the Securities and Exchange Commission as investment advisers under the Investment Advisers Act of 1940, as amended;
     WHEREAS, the Adviser, OpCap, AGIC and each Series desire that AGIC be substituted for OpCap under the Agreement in a transaction that does not result in a change of actual control or management of the adviser or sub-adviser to the Fund in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the “1940 Act”), and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and
     WHEREAS, OpCap desires to effect a novation of the Agreement so that AGIC is substituted for OpCap as a party to such agreement and OpCap is released from its obligations under the Agreement, AGIC desires to accept the novation thereof, and the Adviser and the Fund, on behalf of each Series desire to consent to such novation.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Novation and Acceptance. Subject to the terms and conditions contained herein, OpCap hereby effects a novation of the Agreement to substitute AGIC for OpCap as a party to such agreement (the “Novation”), and the Adviser and each Series hereby consent to such Novation and the Adviser hereby releases OpCap from all of its duties and obligations under the Agreement, and AGIC hereby accepts the Novation and hereby releases OpCap from all of its duties and obligations under the Agreement, and assumes all rights, duties and obligations of OpCap under the Agreement.
     2. Term. The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 14 of the Agreement are satisfied or until terminated in accordance with the Agreement.
     3. No Termination. The parties agree that the Novation shall not constitute an “assignment” of the Agreement for purposes of Section 14 of the Agreement or the 1940 Act, and that the Agreement, as so novated, shall remain in full force and effect after the Novation.
     4. Technical Amendment. The parties agree that all references in the Agreement to OpCap shall hereby be changed to AGIC.
     This Novation Agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.
     A copy of the Fund’s Agreement and Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the trustees of the Fund as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding only upon the assets and property of the Fund.
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     IN WITNESS WHEREOF, the parties hereto have caused this Novation of Portfolio Management Agreement to be executed as of the day and year first above written.

OPPENHEIMER CAPITAL LLC
By:	/s/ Charles H. Field
Name: Charles H. Field
Title: Chief Legal Officer

ALLIANZ GLOBAL INVESTORS CAPITAL LLC
By:	/s/ Charles H. Field
Name: Charles H. Field
Title: Chief Legal Officer

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC
By:	/s/ Brian S. Shlissel
Name: Brian S. Shlissel
Title: Managing Director

ALLIANZ FUNDS, on behalf of its series listed on Schedule A
By:	/s/ E. Blake Moore, Jr.
Name: E. Blake Moore, Jr.
Title: President and Chief Executive Officer

Schedule A
Allianz OCC Growth Fund
Allianz OCC Opportunity Fund
Allianz OCC Target Fund